                                                                 EXHIBIT d(1)(b)

                                AMENDMENT NO. 1
                                      TO
                     MASTER INVESTMENT ADVISORY AGREEMENT

     This Amendment dated as of December 14, 2001, amends the Master
Investment Advisory Agreement (the "Agreement"), dated June 1, 2000, between Short-Term Investments Co., a Maryland corporation, and A I M Advisors, Inc., a Delaware corporation.

                             W I T N E S S E T H:

     WHEREAS, the parties desire to amend the Agreement to add a new portfolio, the Cash Assets Portfolio;

     NOW, THEREFORE, the parties agree as follows;

     1. Schedule A and Schedule B to the Agreement are hereby deleted in their entirety and replaced with the following:

                                 "SCHEDULE A
                            FUNDS AND EFFECTIVE DATES



NAME OF FUND                            EFFECTIVE DATE OF ADVISORY AGREEMENT
------------                            ------------------------------------

Cash Assets Portfolio                           December 15, 2001
Liquid Assets Portfolio                         June 1, 2000
Prime Portfolio                                 June 1, 2000
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                                  SCHEDULE B
                          COMPENSATION TO THE ADVISOR


     The Company shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                             CASH ASSETS PORTFOLIO
                            LIQUID ASSETS PORTFOLIO

NET ASSETS                                             ANNUAL RATE
----------                                             -----------

All Assets                                               0.15%


                                PRIME PORTFOLIO

NET ASSETS                                             ANNUAL RATE
----------                                             -----------

First $100 million                                       0.20%
Over $100 million to $200 million                        0.15%
Over $200 million to $300 million                        0.10%
Over $300 million to $1.5 billion                        0.06%
Over $1.5 billion                                        0.05%"

     2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.


                                                      SHORT-TERM INVESTMENTS CO.

Attest: /s/ LISA A. MOSS                              By: /s/ CAROL F. RELIHAN
        ------------------------                          ----------------------
        Assistant Secretary                               Carol F. Relihan
                                                          Senior Vice President

(SEAL)

                                                      A I M ADVISORS, INC.


Attest: /s/ LISA A. MOSS                              By: /s/ CAROL F. RELIHAN
        ------------------------                          ----------------------
        Assistant Secretary                               Carol F. Relihan
                                                          Senior Vice President
(SEAL)

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